Exhibit T3-D2

ORDER

SUBJECT:	GRUPO IUSACELL CELULAR, S.A. DE C.V.

TYPE OF ACTION:	CONCURSO MERCANTIL.

OFFICE OR COURT:	SEVENTH CIVIL DISTRICT COURT FOR THE FEDERAL DISTRICT.

CLERK:	Desk 1.

CASE:	107/2006-I (combined).

BOOK:	PRINCIPAL.

FILING:	Writing dated July 16, 2007 by which the Company requests clarification of the interlocutory decision dated June 28, 2007, which approved the concurso mercantil agreement.

DATE OF ORDER:	JULY 17, 2007.
DATE OF PUBLICATION:	JULY 18, 2007.
EFFECTIVE DATE:	JULY 19, 2007.

Order: Mexico, Federal District, on July 17, 2007.

Add to your records the writing submitted by Enrique Gutiérrez Flores, authorized under the terms of Article 1069 of the Commercial Code by Grupo Iusacell, Sociedad Anónima de Capital Variable, whose legal agency is recognized in the record, by which it makes several statements, and as requested by the movant the decision of June 28, 2007, preamble clause third, not fourth as indicated by movant, is clarified only with respect to the next paragraph:

“From the aforementioned it is concluded that the amount of credits must be quantified to determine the percentage required for the agreement to be valid, which is the sum of the aforementioned amounts, totaling $3,994,221,269.86 (Three Billion Nine Hundred Ninety-Four Million Two Hundred Twenty-One Thousand Two Hundred Sixty-Nine UDIs and 86/100), add the total amount of the class or classes transcribed above).  Therefore, fifty percent is the amount of $1,987,813,173.47 (ONE BILLION NINE HUNDRED EIGHTY-SEVEN MILLION EIGHT HUNDRED THIRTEEN THOUSAND ONE HUNDRED SEVENTY-THREE UDIs AND 47/100), which amount the amount held by the signatory creditors must exceed.”

The following being correct:

“From the aforementioned it is concluded that the amount of the credits must be quantified to determine the percentage required for the agreement to be valid, which is the sum of the aforementioned amounts, totaling $3,994,221,269.86 (THREE BILLION NINE HUNDRED NINETY-FOUR MILLION TWO HUNDRED TWENTY-ONE THOUSAND TWO HUNDRED SXTY-NINE UDIs and 86/100), add the total amount of the class or classes transcribed above).

1

Therefore, fifty percent is the amount of $1,997,110,634.93 (ONE BILLION NINE HUNDRED NINETY-SEVEN MILLION ONE HUNDRED TEN THOUSAND SIX HUNDRED THIRTY-FOUR UDIs AND 93/100), which amount the amount held by the signatory creditors must exceed.”

Clarification is made for all appropriate legal effects, the foregoing based on Article 1331, in relation to Article 1079, Section II, of the Commercial Code, supplementarily applicable to the Mexican Business Reorganization Act.

Notify.

(TWO ILLEGIBLE SEALS)

EJEG * Orders * 2007-07-18. AC1. IUSACELL

2